News Release

For Immediate Release:	For More Information,
August 29, 2007	Contact: Jerry L. Ocheltree
910-576-6171

First Bancorp Announces Cash Dividend

TROY, N.C. – The Board of Directors of First Bancorp (NASDAQ - FBNC), the parent company of First Bank, has declared a cash dividend of 19 cents per share payable October 25, 2007 to shareholders of record as of September 30, 2007.

First Bancorp is a bank holding company based in Troy, North Carolina with total assets of approximately $2.2 billion.  Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 69 branch offices, with 62 branches operating in a twenty-one county market area in the central piedmont and coastal regions of North Carolina, 3 branches in Dillon County, South Carolina, and 4 branches in Virginia (Abingdon, Dublin, Radford, and Wytheville), where First Bank does business as First Bank of Virginia.  The Company also has a loan production office in Blacksburg, Virginia.  First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol FBNC.

     Please visit our website at www.firstbancorp.com.  For additional information, please contact:
Mr. Jerry L. Ocheltree
President & Chief Executive Officer
Telephone: (910) 576-6171

First Bancorp will file a registration statement, a proxy statement/prospectus and other relevant documents concerning the proposed merger with Great Pee Dee Bancorp, Inc. (“Great Pee Dee”) with the Securities and Exchange Commission (the “SEC”).   Shareholders of Great Pee Dee are urged to read the registration statement and the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.  You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about First Bancorp and Great Pee Dee, at the SEC’s Internet site (http://www.sec.gov).  Copies of the proxy statement/prospectus to be filed by First Bancorp also can be obtained, when available and without charge, by directing a request to First Bancorp, Attention: Anna Hollers, Investor Relations, P.O. Box 508, Troy, North Carolina, 27371, (910) 576-6171.

First Bancorp and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Great Pee Dee in connection with the merger.  Information about the directors and executive officers of First Bancorp is set forth in First Bancorp’s most recent proxy statement filed with the SEC and available at the SEC’s Internet site and from First Bancorp at the address set forth in the preceding paragraph.  Additional information regarding the interests of those participants may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available.